CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
ProShares UltraShort Euro Units of Beneficial Interest	$200,000,000	$14,260.00*
TOTAL	$200,000,000	$14,260.00

(1)	The registration fee is being paid on a deferred basis in reliance on Rules 456(b) and 457(r) under the Securities Act.
(2)	Pursuant to Rule 457(p) under the Securities Act, unused registration fees of $42,100.04 have previously been paid by the registrant in connection with the Registration Statement on Form S-3, File No. 333-156888, filed by the registrant on January 23, 2009, of which $14,260.00 is offset against the registration fee due for this offering and of which $27,840.04 remains available for future registration fees. No additional registration fee has been paid with respect to this offering. The amount of the registration fee of the Shares is calculated in reliance upon Rule 457(o) under the Securities Act using the proposed maximum aggregate offering price set forth above.
*	This additional filing fee relates solely to the additional registration of up to $200,000,000 maximum offering price of units of beneficial interest of ProShares UltraShort Euro. A filing fee of $27,900.00 for the issuance of up to $500,000,000 units of beneficial interest of ProShares UltraShort Euro was previously paid in connection with the filing dated December 4, 2009. The new proposed maximum aggregate offering price of the units of beneficial interest of ProShares UltraShort Euro is $700,000,000.

Filed pursuant to 424(b)(2)
Registration No. 333-163511

Prospectus Supplement No. 1

To the Prospectus dated December 4, 2009

PROSHARES TRUST II

Effective immediately, this Prospectus Supplement No. 1 supplements and supersedes certain disclosure set forth in the Prospectus dated December 4, 2009 (the “Prospectus”) of ProShares Trust II and should be read in conjunction with, and must accompany the Prospectus. All capitalized terms used herein have the same meaning as in the Prospectus.

The maximum aggregate offering price of the Shares of ProShares UltraShort Euro being offered separately by the Trust on a continuous basis from time to time has been increased by $200,000,000 to a total of $700,000,000. The line of text for ProShares UltraShort Euro in the table on the cover page of the Prospectus that sets forth the proposed maximum aggregate offering price per Fund is hereby replaced to read as follows:

ProShares UltraShort Euro	$700,000,000

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. None of the Funds is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and none is subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement is March 24, 2010.